Exhibit 99.1

FOR IMMEDIATE RELEASE

CIT Announces First Quarter 2018 Results

Highlights:

•

First quarter net income available to common shareholders of $97 million or $0.74 per diluted common share; income from continuing operations available to common shareholders of $104 million or $0.79 per diluted common share

•	Excluding noteworthy items, first quarter income from continuing operations available to common shareholders[1] of $97 million or $0.74 per diluted common share

•	Average loans and leases grew 1.7% compared to the prior quarter. Average loans and leases in core portfolios[2] grew 2.3%
o	Substantial increase in funded volume in 1Q18 compared to the year-ago quarter

•	Received non-objection for amended 2017 capital plan, increasing approved common equity distributions to up to $900 million for 1H18
o	$195 million in common share repurchases in 1Q18
o	Repurchased 3.7 million common shares at an average price of $53.16 per share in 1Q18
o	CET1 ratio of 14.0% at the end of the quarter remains above our target level

•	Strategic dispositions with definitive agreements continue to progress
o	Financial Freedom, including our reverse mortgage portfolio, targeted to close in 2Q18
o	NACCO, our European Rail business, targeted to close in 2H18

NEW YORK – Apr. 24, 2018 – CIT Group Inc. (NYSE: CIT) today reported first quarter net income available to common shareholders of $97 million or $0.74 per diluted common share, compared to net income available to common shareholders of $180 million or $0.88 per diluted common share for the year-ago quarter.  Income from continuing operations available to common shareholders for the first quarter was $104 million or $0.79 per diluted common share, compared to income available to common shareholders of $78 million or $0.38 per diluted common share in the year-ago quarter.

Income from continuing operations available to common shareholders excluding noteworthy items for the first quarter was $97 million or $0.74 per diluted common share, compared to $109 million or $0.54 per diluted common share in the year-ago quarter, as a decline in net finance revenue and an increase in the provision for credit losses were partially offset by lower operating expenses and higher other non-interest income. The increase in income

[1]

Income from continuing operations excluding noteworthy items is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and starting on page 26 for reconciliation of non-GAAP to GAAP financial information.

[2]	Core portfolios is net of credit balances of factoring clients, NACCO assets held for sale, legacy consumer mortgages (LCM) and non-strategic portfolios (NSP).

from continuing operations excluding noteworthy items per diluted common share reflects the decline in the average number of diluted common shares outstanding due to significant share repurchases over the past four quarters more than offsetting the decline in income.

“In the first quarter, we posted solid growth in our core businesses and continued to make significant progress on our strategic plan,” said CIT Chairwoman and Chief Executive Officer Ellen R. Alemany. “Origination volumes increased significantly year-over-year, and the direct bank franchise continued to grow, adding $1.5 billion in deposits and more than 28,000 new customers. Affecting results was a single commercial exposure, and excluding that, credit performance was generally stable and credit reserves remain strong.”

Alemany continued, “We also made strides in optimizing our capital structure through the repurchase of $195 million of common stock, and we remain focused on advancing our strategic plan and achieving our profitability targets.”

Return on Tangible Common Equity (ROTCE)3 for continuing operations was 6.8%. ROTCE for continuing operations excluding noteworthy items3 was 6.4%. Tangible book value per common share at Mar. 31, 2018 was $49.25. The preliminary Common Equity Tier 1 Capital ratio decreased to 14.0%, and the preliminary Total Capital ratio increased to 16.7%, at Mar. 31, 2018. These capital ratios are calculated under the fully phased-in regulatory capital rules.

Financial results for the first quarter in continuing operations included a noteworthy item:

•	$7 million (after tax) ($0.05 per diluted common share) benefit in net finance revenue from the suspension of the depreciation of assets related to NACCO that are in assets held for sale.

[3]

Return on Tangible Common Equity and ROTCE excluding noteworthy items are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 26 for reconciliation of non-GAAP to GAAP financial information.

Selected Financial Highlights

Select Financial Highlights				1Q18 change* from
($ in millions)	1Q18	4Q17	1Q17	4Q17		1Q17

Net finance revenue	$391	$399	$417	$(9)	-2%	$(26)	-6%
Non-interest income	105	137	79	(32)	-24%	26	32%
Total net revenue	495	537	496	(41)	-8%	(1)	0%
Non-interest expenses	281	561	312	(280)	-50%	(30)	-10%
Income (loss) from continuing operations before credit provision	214	(25)	184	239	NM	30	16%
Provision for credit losses	69	30	50	38	NM	19	38%
Income (loss) from continuing operations before benefit (provision) for income taxes	145	(55)	134	200	NM	11	8%
Provision (benefit) for income taxes	41	28	56	14	49%	(15)	-27%
Income (loss) from continuing operations	104	(83)	78	187	NM	25	33%
(Loss) income from discontinued operations, net of taxes	(7)	(5)	102	(2)	-29%	(108)	NM
Net income (loss)	97	(88)	180	185	NM	(83)	-46%
Preferred Dividends	-	10	-	(10)	-100%	-	NM
Net income (loss) available to common shareholders	$97	$(98)	$180	$195	NM	$(83)	-46%
Income (loss) from continuing operations available to common shareholders	$104	$(93)	$78	$196	NM	$25	33%

Per common share
Earnings (loss) per diluted common share	$0.74	$(0.74)	$0.88	$1.47	NM	$(0.14)	-16%
Tangible book value per common share (TBVPS)(1)	$49.25	$49.58	$46.09	$(0.32)	-1%	$3.16	7%
Average diluted common shares outstanding (in thousands)	131,588	131,343	203,348	245	0%	(71,760)	-35%

Capital adequacy
CET1 Ratio(3)	14.0%	14.4%	14.3%	-37bps		-27bps
Total Capital Ratio(3)	16.7%	16.2%	15.1%	52bps		NM

Asset quality
Net charge-offs as a % of average loans	0.68%	0.26%	0.37%	43bps		31bps
Allowance for loan losses as a % of loans	1.52%	1.48%	1.51%	4bps		1bps

Key performance metrics
Net finance margin(1)	3.45%	3.59%	3.57%	-13bps		-12bps
Loans and leases to deposit ratio	126%	130%	150%	NM		NM
CIT Bank Loans and leases to deposit ratio	98%	104%	97%	NM		NM
Return on average common equity	6.09%	-5.29%	4.49%	NM		NM
Return on tangible common equity (continuing operations)(2)	6.83%	8.42%	5.36%	NM		NM
Return on tangible common equity (continuing operations), excluding noteworthy items(2)	6.40%	8.47%	7.40%	NM		-100bps
Return on AEA, applicable to common shareholders	0.86%	-0.88%	1.54%	NM		-69bps
Return on AEA, excluding noteworthy items(1)	0.80%	1.12%	1.40%	-33bps		-60bps
Net efficiency ratio(1)	55.6%	49.6%	58.6%	NM		NM
Headcount	3,898	3,909	4,058	(11)	0%	(160)	-4%

* Certain balances may not sum due to rounding.
(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 26 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.

(2)Excludes noteworthy items and pro forma for capital reduction associated with Commercial Air sale that occurred in 2Q17.  See "Non-GAAP Measurements" at the end of this press release and beginning on page 26 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.

(3)Ratios on fully phased-in basis.

Unless otherwise indicated, all references below relate to continuing operations. Discontinued operations in the first quarter consisted of Financial Freedom, our reverse mortgage servicing business for which we have a definitive agreement to sell, and our Business Air portfolio. In the year-ago quarter, discontinued operations also included Commercial Air, which was sold on April 4, 2017.

Income Statement Highlights:

Income from continuing operations available to common shareholders excluding noteworthy items was $97 million compared to $130 million in the prior quarter, primarily reflecting an increase in credit costs.

Net Finance Revenue

Net Finance Revenue*				1Q18 change from
($ in millions)	1Q18	4Q17	1Q17	4Q17		1Q17

Interest income	$451	$448	$456	$4	1%	$(5)	-1%
Rental income on operating leases	254	253	251	1	0%	2	1%
Depreciation on operating lease equipment	76	74	74	2	3%	3	4%
Maintenance and other operating lease expenses	57	58	54	(1)	-1%	4	7%
Net rental income on operating leases	120	120	124	(1)	0%	(4)	-3%
Interest expense	181	169	163	12	7%	17	11%
Net finance revenue	$391	$399	$417	$(9)	-2%	$(26)	-6%
Average earning assets(1)	$45,265	$44,562	$46,639	$703	2%	$(1,374)	-3%
Net finance margin	3.45%	3.59%	3.57%	-13bps		-12bps
Excluding Noteworthy Items(1)
Net finance revenue	$381	$391	$417	$(9)	-2%	$(35)	-8%
Average earning assets	$45,265	$44,562	$46,639	$703	2%	$(1,374)	-3%
Net finance margin	3.37%	3.51%	3.57%	-14bps		-20bps

(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 26 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.
* Certain balances may not sum due to rounding.

Net finance revenue4 was $391 million compared to $399 million in the prior quarter. Net finance revenue in the current and prior quarters included a $9 million benefit from the suspension of depreciation expense related to NACCO because its assets are included in assets held for sale. Excluding noteworthy items, net finance revenue4 was $381 million, compared to $391 million in the prior quarter, as lower purchase accounting accretion and higher deposit and borrowing costs were partially offset by higher interest income on loans and investments. Higher borrowing costs in the current quarter reflect the issuance in March of unsecured senior debt, which in April was used to refinance shorter-maturity unsecured senior debt, and Tier 2 qualifying subordinated debt. Net finance revenue in the current quarter includes approximately $2 million in negative carry from the unsecured senior debt issued in March 2018.

Net finance revenue as a percentage of average earning assets (“net finance margin4”) excluding noteworthy items was 3.37%, a 14 bps decrease from 3.51% in the prior quarter. The decrease in net finance margin reflects the aforementioned drivers of the decline in net finance revenue and asset mix.

Compared to the year-ago quarter, net finance revenue excluding noteworthy items decreased $35 million or 8%, and net finance margin decreased 20 bps. The decrease in net finance revenue primarily reflected lower purchase accounting accretion, lower gross yields in Rail and higher funding costs, partially offset by higher earnings on investment securities and loans in the Commercial Banking segment. The decrease in net finance margin reflected the aforementioned drivers of the decrease in net finance revenue, partially offset by asset mix.

[4]

Net finance revenue, net finance revenue excluding noteworthy items and net finance margin are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 26 for reconciliation of non-GAAP to GAAP financial information.

Other Non-interest Income

Other Non-Interest Income*				1Q18 change from
($ in millions)	1Q18	4Q17	1Q17	4Q17		1Q17

Fee revenues	$27	$30	$29	$(3)	-10%	$(2)	-6%
Factoring commissions	26	27	26	(1)	-4%	(1)	-2%
Gains on leasing equipment, net of impairments	14	8	7	6	71%	7	97%
Gains on investment securities, net of impairments	5	12	4	(7)	-56%	1	32%
BOLI income	7	6	0	1	13%	7	NM
Other revenues	27	54	13	(28)	-51%	13	NM
Total other non-interest income	$105	$137	$79	$(32)	-24%	$26	32%

Total other non-interest income, excluding noteworthy items(1)	$105	$108	$87	$(3)	-3%	$17	20%

(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 26 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.
* Certain balances may not sum due to rounding.

Other non-interest income was $105 million compared to $137 million in the prior quarter. Other non-interest income in the prior quarter included a $29 million benefit in other revenues related to the cumulative effect of an accounting policy change for low income housing tax credit (LIHTC) investments. Excluding noteworthy items, total other non-interest income6 was $105 million in the current quarter, compared to $108 million in the prior quarter. Factoring commissions remained essentially unchanged, as increases in volumes continued to be offset by decreases in pricing.  Fee income declined by $3 million, primarily due to a decrease in capital markets fees, which was strong in the prior quarter.  Gains on investment securities, net of impairments, declined by $7 million, primarily driven by lower sales volume of investment securities in the current quarter.

In the year-ago quarter, noteworthy items in other non-interest income included an $8 million charge related to currency translation adjustments. Other non-interest income in the current quarter, excluding noteworthy items, increased by $17 million from the year-ago quarter, primarily driven by income from bank-owned life insurance (BOLI) and an increase in gains on asset sales.

[5]

Other non-interest income excluding noteworthy items is a non-GAAP measure. See “Non-GAAP Measurements” at the end of this press release and starting on page 26 for reconciliation of non-GAAP to GAAP financial information.

Operating Expenses

Operating Expenses*				1Q18 change from
($ in millions)	1Q18	4Q17	1Q17	4Q17		1Q17

Compensation and benefits	$148	$139	$143	$9	7%	$5	3%
Technology	32	31	33	2	6%	(0)	-1%
Professional fees	26	29	40	(3)	-10%	(14)	-35%
Insurance	20	16	26	4	27%	(6)	-22%
Net occupancy expense	16	17	20	(1)	-3%	(4)	-19%
Advertising and marketing	13	13	5	0	2%	8	NM
Other expenses	20	23	24	(2)	-11%	(4)	-15%
Operating expenses, excluding restructuring costs and intangible asset amortization	275	266	291	9	3%	(15)	-5%
Intangible asset amortization	6	6	6	(0)	-2%	(0)	-3%
Restructuring costs	0	32	15	(32)	-100%	(15)	-100%
Total operating expenses	$281	$304	$312	$(23)	-7%	$(30)	-10%
Net efficiency ratio	55.6%	49.6%	58.6%	602bps		-303bps

Total operating expenses, excluding noteworthy items and intangible asset amortization(1)	$275	$266	$291	$9	3%	$(15)	-5%
Net efficiency ratio, excluding noteworthy items and intangible asset amortization(1)	56.7%	53.4%	57.7%	NM		NM

(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 26 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.
* Certain balances may not sum due to rounding.

Operating expenses in the current and prior quarters included $6 million in intangible asset amortization. Operating expense in the prior quarter also included a $32 million restructuring charge. Operating expenses excluding noteworthy items and intangible asset amortization7 in the current quarter was $275 million, up from $266 million in the prior quarter, driven primarily by seasonal increases in compensation and benefits, higher FDIC insurance costs and a legal accrual related to Rail.

Operating expenses in the year-ago quarter included $15 million in restructuring charges and $6 million in intangible asset amortization. Compared to the year-ago quarter, operating expenses excluding noteworthy items and intangible asset amortization decreased $15 million or 5%, primarily reflecting lower professional fees and FDIC insurance costs, partially offset by higher advertising and marketing costs, primarily in Consumer Banking, and higher compensation and benefits expenses.

The net efficiency ratio6 increased to 56% compared to 50% in in the prior quarter. The net efficiency ratio excluding noteworthy items6 was 57%, compared to 53% in the prior quarter, driven by increases in both operating expenses and interest expense. Compared to the year-ago quarter, the net efficiency ratio excluding noteworthy items improved slightly from 58%, as the decrease in operating expenses was mostly offset by an increase in interest expense.

[6]

Operating expenses excluding noteworthy items and intangible asset amortization, net efficiency ratio and net efficiency ratio excluding noteworthy items and intangible asset amortization are non-GAAP measures. See “Non-GAAP Measurements” at the end of this press release and starting on page 26 for reconciliation of non-GAAP to GAAP financial information.

Income Taxes

The provision for income taxes in the current quarter of $41 million included an aggregate of $2 million in discrete tax expense. The provision for income taxes in the prior quarter of $28 million included an aggregate $26 million benefit from noteworthy items, including the impact of tax items related to NACCO, the change in accounting policy for LIHTC and U.S. tax reform, and an additional aggregate $22 million in discrete tax benefits from other tax adjustments, including the reversal of a valuation allowance related to a restructured international legal entity. The provision for income taxes in the year-ago quarter of $56 million included $14 million in deferred tax expense related to the restructuring of legal entities in preparation for the Commercial Air sale.

The effective tax rate in the current quarter was 28%. Excluding noteworthy items and discrete tax items, the effective tax rate was 27%. Excluding noteworthy items and discrete tax items, the effective tax rate in the prior and year-ago quarters was 39% and 32%, respectively. The decline in the effective tax rate is primarily driven by lower statutory income tax rates from U.S. tax reform, partially offset by the impact of the change in accounting method for the LIHTC investments, disallowance of FDIC insurance premiums and state income taxes.

Balance Sheet Highlights:

Earning Assets

Earning Assets*				1Q18 change from
($ in millions)	1Q18	4Q17	1Q17	4Q17		1Q17

Loans (including assets held for sale)	$30,540	$30,210	$30,254	$330	1%	$286	1%
Operating lease equipment, net (including assets held for sale)	7,988	7,906	7,517	81	1%	471	6%
Loans and leases	38,527	38,116	37,770	411	1%	757	2%
Interest-bearing cash	3,895	1,440	5,415	2,455	NM	(1,520)	-28%
Investment securities and securities purchased under agreement to resell	6,161	6,620	4,476	(459)	-7%	1,684	38%
Indemnification asset	121	142	313	(22)	-15%	(193)	-62%
Credit balances of factoring clients	(1,549)	(1,469)	(1,547)	(80)	-5%	(2)	0%
Total earning assets(1)	$47,155	$44,850	$46,428	$2,305	5%	$727	2%
Average earning assets(1)	$45,265	$44,562	$46,639	$703	2%	$(1,374)	-3%

(1)See "Non-GAAP Measurements" at the end of this press release and beginning on page 26 for a reconciliation of non-GAAP to GAAP financial information and noteworthy items.
* Certain balances may not sum due to rounding.

Total earnings assets increased 5% compared to the prior quarter, primarily reflecting an increase in interest-bearing cash. Interest-bearing cash increased by $2.5 billion, primarily driven by the issuance of $1.0 billion in unsecured senior debt and $400 million in subordinated debt, along with the proceeds from growth in deposits and maturing investment securities. Most of the proceeds of the unsecured senior debt offering were used in April 2018 to redeem $883 million in other unsecured senior debt with shorter maturities. Total loans and leases increased 1% from the prior quarter and 2% from the year-ago quarter, primarily driven by growth in the Business Capital and Real Estate Finance divisions of Commercial Banking and our consumer lending businesses within Consumer Banking, partially offset by run-off of our legacy portfolios.

Average earning assets increased 2% from the prior quarter, primarily reflecting an increase in average loans and leases in Commercial Banking. Compared with the year-ago quarter, average earning assets declined $1.4 billion, or 3%, reflecting a decline in interest-bearing cash, along with run-off of legacy portfolios.

Cash and Investment Securities

Interest-bearing cash and investment securities (including securities purchased under agreements to resell) were $10.1 billion at Mar. 31, 2018, and consisted of $3.9 billion of interest-bearing cash and $6.2 billion of investment securities. In addition, there was approximately $0.2 billion of non-interest-bearing cash.

Of the interest-bearing cash and investment securities, $7.8 billion was at CIT Bank and $2.0 billion was at the financial holding company, while the remaining $0.3 billion consisted of amounts held at the operating subsidiaries and restricted balances.

Deposits and Borrowings

Deposits and Borrowings*				1Q18 change from
($ in millions)	1Q18	4Q17	1Q17	4Q17		1Q17

Noninterest-bearing checking	$1,227	$1,352	$1,204	$(126)	-9%	$23	2%
Interest-bearing checking	2,618	2,653	3,237	(35)	-1%	(619)	-19%
Money market/Sweeps	6,269	5,076	6,903	1,193	24%	(635)	-9%
Savings	6,227	5,987	4,683	240	4%	1,544	33%
Time deposits	14,089	14,344	16,131	(255)	-2%	(2,042)	-13%
Other	165	158	178	7	4%	(13)	-8%
Total deposits	$30,594	$29,569	$32,336	$1,025	3%	$(1,742)	-5%
Unsecured borrowings	$5,127	$3,738	$10,601	$1,389	37%	$(5,474)	-52%
Secured borrowings	5,311	5,237	4,136	74	1%	1,175	28%
Total borrowings	$10,437	$8,974	$14,736	$1,463	16%	$(4,299)	-29%

* Certain balances may not sum due to rounding.

Unsecured borrowings comprised 13% of the funding mix at Mar. 31, 2018, an increase from 10% at Dec. 31, 2017. The increase was driven by the aforementioned issuances of unsecured senior debt and subordinated debt in March 2018. On April 9, 2018, we redeemed $883 million in unsecured senior debt with the proceeds of the unsecured senior debt issuances, moving out the maturity profile of our total unsecured senior debt.

The weighted average coupon on our unsecured senior debt was 4.78% at Mar. 31, 2018, compared to 4.81% at Dec. 31, 2017. Pro forma for the unsecured senior debt redemption in April, the weighted average coupon on unsecured senior debt was 4.83%.

Deposits increased by 3% compared to the prior quarter and at Mar. 31, 2018, represented approximately 74% of CIT’s funding compared to 77% at Dec. 31, 2017. Deposit growth in the online channel more than offset declines in higher-cost deposits in the brokered channel and certain deposits in the commercial channel. The loans and leases-to-deposits ratio at CIT Bank was 98% at Mar. 31, 2018 compared to 104% at Dec. 31, 2017. For CIT Group, the loans and leases-to-deposits ratio was 126% at Mar. 31, 2018 compared to 130% at Dec. 31, 2017.

The weighted average rate on average outstanding deposits in the current quarter increased 5 bps to 1.29% from 1.24% in the prior quarter and increased 13 bps from 1.16% in the year-ago quarter, primarily reflecting increases in the average Retail savings and money market account rate, partially offset by a reduction in higher-cost brokered and other deposits.

Secured borrowings increased 1% due to an increase in FHLB borrowings and comprised 13% of the funding mix at Mar. 31, 2018 compared to 13% at Dec. 31, 2017.

Capital

Capital*				1Q18 change from
($ in millions, except per share data)	1Q18	4Q17	1Q17	4Q17		1Q17

Common stockholders' equity	$6,802	$6,995	$10,165	$(193)	-3%	$(3,363)	-33%
Tangible common equity	6,325	6,512	9,345	(187)	-3%	(3,020)	-32%
Total risk-based capital(1)	7,532	7,233	9,737	300	4%	(2,205)	-23%
Risk-weighted assets(1)	$45,045	$44,687	$64,544	$358	1%	$(19,499)	-30%

Book value per common share (BVPS)	$52.97	$53.25	$50.14	$(0.29)	-1%	$2.83	6%
Tangible book value per common share (TBVPS)	$49.25	$49.58	$46.09	$(0.32)	-1%	$3.16	7%
CET1 ratio(1)	14.0%	14.4%	14.3%	-37bps		-27bps
Total capital ratio(1)	16.7%	16.2%	15.1%	52bps		NM
Tier 1 leverage ratio(1)	13.5%	13.8%	14.7%	-28bps		NM

* Certain balances may not sum due to rounding.
(1)Balances and ratios on fully phased-in basis.

Capital actions during the quarter included the issuance of $400 million of Tier 2 qualifying subordinated debt, repurchases of approximately 3.7 million common shares at an average share price of $53.16 and a quarterly cash dividend of $0.16 per common share. Common stockholders’ equity decreased from the prior quarter, primarily driven by the capital returns, partially offset by net income in the current quarter. Tangible book value per common share decreased in the quarter to $49.25, as share repurchases and unrealized losses on investments in other comprehensive income were partially offset by retained earnings and the reduced share count.

Total common shares outstanding was 128.4 million at Mar. 31, 2018, down from 131.4 million at Dec. 31, 2017 and 202.7 million at Mar. 31, 2017.

The preliminary Common Equity Tier 1 Capital ratio decreased from the prior quarter to 14.0%. Common Equity Tier 1 Capital decreased primarily from capital returns in the quarter, partially offset by earnings. Risk-weighted assets (RWA) increased slightly, primarily reflecting an increase in loans. The preliminary Total Capital ratio increased from the prior quarter to 16.7%, primarily driven by the issuance of $400 million in Tier 2 qualifying subordinated debt. The ratios presented are estimated Common Equity Tier 1 and Total Capital ratios under the fully phased-in regulatory capital rules.

On Apr. 16, 2018, the Board of Directors declared a quarterly cash dividend of $0.16 per common share on outstanding common stock. The dividend is payable on May 25, 2018, to common shareholders of record as of May 11, 2018.

On Apr. 16, 2018, the Board of Directors declared a semi-annual dividend of $29 per share on outstanding preferred stock. The dividend is payable on June 15, 2018, to preferred shareholders of record as of May 31, 2018.

Asset Quality

Asset Quality*				1Q18 change from
($ in millions)	1Q18	4Q17	1Q17	4Q17		1Q17

Net charge-offs (NCOs)	$50	$18	$28	$32	173%	$22	81%
NCOs as a % of average loans	0.68%	0.26%	0.37%	43bps		31bps
Non-accrual loans	$237	$221	$259	$16	7%	$(22)	-9%
OREO	$46	$55	$80	$(9)	-16%	$(34)	-43%
Provision for credit losses	$69	$30	$50	$38	126%	$19	38%
Total portfolio allowance as a % of loans	1.52%	1.48%	1.51%	4bps		1bps

* Certain balances may not sum due to rounding.

Provision

The provision for credit losses of $69 million in the current quarter increased from $30 million in the prior quarter and $50 million in the year-ago quarter, primarily reflecting a $22 million charge-off of a single commercial exposure and a higher level of reserves primarily within the Commercial Finance division of Commercial Banking.

Net Charge-offs

Net charge-offs were $50 million (0.68% of average loans), compared to $18 million (0.26% of average loans) in the prior quarter and $28 million (0.37% of average loans) in the year-ago quarter. The increase in net charge-offs reflects the aforementioned $22 million charge-off. Excluding that charge-off, net charge-offs in the current quarter were $28 million (0.39% of average loans).

Loan Loss Allowance

The allowance for loan losses was $448 million (1.52% of loans, 1.70% excluding loans subject to loss sharing agreements with the FDIC) at Mar. 31, 2018, compared to $431 million (1.48% of loans, 1.67% excluding loans subject to loss sharing agreements with the FDIC) at Dec. 31, 2017 and $449 million (1.51% of loans, 1.76% excluding loans subject to loss sharing agreements with the FDIC) at Mar. 31, 2017.

Purchase credit impaired (PCI) loans acquired as part of the OneWest acquisition are carried at a significant discount to the unpaid principal balance. At Mar. 31, 2018, PCI loans with an aggregate unpaid principal balance of $2.8 billion were carried at $1.9 billion, representing a 32% discount. The vast majority of the discount is related to our legacy consumer mortgages (LCM) portfolio in Consumer Banking.

Non-accrual Loans

Non-accrual loans remained low at $237 million (0.80% of loans) compared to $221 million (0.76% of loans) in the prior quarter and $259 million (0.87% of loans) in the year-ago quarter.

Commercial Banking

Earnings Summary*				1Q18 change from
($ in millions)	1Q18	4Q17	1Q17	4Q17		1Q17

Interest income	$315	$315	$308	$0	0%	$7	2%
Rental income on operating leases	254	253	251	1	0%	2	1%
Interest expense	156	139	120	18	13%	37	30%
Depreciation on operating lease equipment	76	74	74	2	3%	3	4%
Maintenance and other operating lease expenses	57	58	54	(1)	-1%	4	7%
Net finance revenue	278	296	312	(18)	-6%	(33)	-11%
Other non-interest income	78	73	72	5	7%	6	8%
Provision for credit losses	67	29	49	39	NM	18	37%
Operating expenses	183	168	179	15	9%	4	2%
Goodwill impairment	0	256	0	(256)	-100%	0	NM
(Loss) income before income taxes	$106	$(83)	$156	$189	NM	$(50)	-32%

Select Average Balances
Average loans(1)	$21,814	$21,420	$21,550	$393	2%	$264	1%
Average operating leases(1)	$7,935	$7,841	$7,501	$94	1%	$434	6%
Average earning assets(2)	$30,022	$29,507	$29,305	$514	2%	$717	2%

Key Metrics
Pre-tax ROAEA	1.41%	-1.13%	2.13%	NM		-72bps
Net finance margin	3.71%	4.01%	4.25%	-30bps		-54bps
New business volume	$2,267	$2,902	$1,615	$(635)	-22%	$652	40%
Net efficiency ratio	51.0%	45.1%	46.1%	NM		NM

(1) Amounts include held for sale. Average loans also is net of credit balances of factoring clients.
(2) AEA is net of credit balances of factoring clients.
* Certain balances may not sum due to rounding.

Segment Financial Results

Pre-tax earnings in the Commercial Banking segment in the current and prior quarters both included a benefit from the suspension of depreciation expense related to NACCO of $9 million. Pre-tax earnings in the prior quarter also included a noteworthy item from goodwill impairment of $256 million. Excluding noteworthy items, pre-tax earnings of $97 million decreased from the prior quarter of $164 million, primarily driven by an increase in the credit provision, a decrease in net finance revenue and higher operating expenses. Compared to the year-ago quarter, pre-tax earnings excluding noteworthy items decreased from $156 million, primarily driven by a decline in net finance revenue and a higher credit provision.

Net Finance Revenue and Margin

Excluding the noteworthy items in the current and prior quarters from the suspension of depreciation expense related to NACCO, net finance revenue decreased $18 million from the prior quarter. The decrease was primarily driven by higher interest expense, as well as lower purchase accounting accretion and prepayment benefits in Commercial Finance and Real Estate Finance and lower net rental income in Rail. The decrease was partially offset by the benefit of higher interest rates on earnings assets. Compared to the year-ago quarter, excluding the suspension of depreciation expense related to NACCO in the current quarter, net finance revenue decreased $43 million primarily due to higher interest expense, lower purchase accounting accretion and lower net rental income in Rail. The increase was partially offset by the benefit of higher interest rates on earning assets. Rail’s net rental income decline, excluding the suspension of depreciation expense related to NACCO, from both the prior and year-ago quarters were mainly driven by renewal rates that continue to price lower due to excess capacity in the market. Purchase accounting accretion in the Commercial Banking segment was $11 million in the current quarter and continues to trend down.

Net finance margin decreased compared to the prior and year-ago quarters from the aforementioned decreases in net finance revenue.

Loans and Leases

Average loans and leases, which comprise the vast majority of average earning assets, was $29.7 billion, a 2% increase compared to the prior quarter, primarily driven by growth in Commercial Finance, which benefitted from a lower prepayment rate in the current quarter and strong originations toward the end of the prior quarter.

New lending and leasing volume decreased to $2.3 billion from $2.9 billion in the prior quarter, representing a decline in all divisions, due to strong and seasonally high volumes in the prior quarter and typically lower volumes experienced in the first quarter. Compared to the year-ago quarter, new lending and leasing volume increased 40%, with strong growth in Commercial Finance, Real Estate and Business Capital.

Factoring volume of $7.4 billion was down 4% from the prior quarter due to seasonality but up 9% compared to the year-ago quarter, driven primarily by increased volume in the technology industry.

Other Non-interest Income

Other non-interest income increased $5 million from the prior quarter and $6 million from the year-ago quarter, primarily due to higher gains on lease equipment.

Operating Expenses

Operating expenses increased $15 million from the prior quarter and $4 million from the year-ago quarter, both reflecting higher legal fees in Rail and higher employee costs.

Asset Quality

The provision for credit losses increased $39 million and $18 million from the prior and year-ago quarters, respectively, primarily reflecting a $22 million charge-off of a single commercial exposure and a higher level of reserves primarily within Commercial Finance.

Net charge-offs were $50 million (0.86% of average loans), up from $18 million (0.32% of average loans) in the prior quarter and $27 million (0.48% of average loans) in the year-ago quarter. The increase in net charge-offs reflects the aforementioned $22 million charge-off.

The allowance for loan losses was $417 million (1.79% of loans) at March 31, 2018, compared to $402 million (1.74% of loans) at Dec. 31, 2017 and $424 million (1.85% of loans) at March 31, 2017.

Non-accrual loans were $199 million (0.85% of loans), compared to $191 million (0.82% of loans) at Dec. 31, 2017, and $234 million (1.02% of loans) at Mar. 31, 2017. The increase from the prior quarter primarily was driven by an increase in the Commercial Finance division, partially offset by a decline in Business Capital. The decrease from the year-ago quarter primarily reflected declines in the Commercial Finance and Business Capital divisions.

Commercial Banking Division Highlights

Commercial Finance

•	Average loans and leases increased 4% compared to the prior quarter, driven by strong funded volume and lower prepayments.
•	Gross yields declined 31 basis points from the prior quarter, primarily driven by lower purchase accounting accretion and lower prepayment-related benefits.

Rail

•	Average loans and leases of $7.6 billion includes approximately $1.2 billion in assets held for sale related to NACCO.
•	North America rail car utilization continued to improve.
•	Gross yields declined 23 basis points from the prior quarter, as renewal lease rates continued to re-price lower on average across the portfolio.

Real Estate Finance

•	Average loans and leases, excluding legacy non-SFR assets, increased 1% from the prior quarter.
•	Gross yields increased 18 basis points from the prior quarter, as the portfolio benefited from higher interest rates, which more than offset lower purchase accounting accretion.

Business Capital

•	Funded volume increased 20% compared to the year-ago quarter, primarily driven by growth in the Equipment Finance and Capital Equipment Finance businesses.

Consumer Banking

Earnings Summary*				1Q18 change from
($ in millions)	1Q18	4Q17	1Q17	4Q17		1Q17

Interest income	$85	$84	$100	$1	1%	$(15)	-15%
Interest benefit	(24)	(20)	(7)	(5)	-23%	(18)	NM
Net finance revenue	110	104	107	6	5%	3	3%
Other non-interest income	12	13	8	(2)	-13%	4	46%
Provision for credit losses	2	2	1	(0)	-11%	1	NM
Operating expenses	96	104	96	(8)	-7%	0	0%
Income before income taxes	$23	$12	$18	$12	97%	$5	28%

Select Average Balances
Average loans(1)	$6,879	$6,728	$6,964	$151	2%	$(85)	-1%
Average earning assets	$7,009	$6,886	$7,292	$124	2%	$(282)	-4%

Key Metrics
Pre-tax ROAEA	1.34%	0.69%	1.00%	64bps		34bps
Net finance margin	6.25%	6.04%	5.84%	21bps		41bps
New business volume	$389	$422	$155	$(33)	-8%	$234	NM
Net efficiency ratio	75.5%	84.4%	79.5%	-9.0%		-4.0%

(1) Amounts include held for sale.
* Certain balances may not sum due to rounding.
Segment Financial Results

Pre-tax earnings in the Consumer Banking segment was $23 million compared to $12 million in the prior quarter, primarily driven by an increase in the benefit in interest expense received from the other segments for the value of the excess deposits Consumer Banking generates and lower operating expenses. Compared to the year-ago quarter, pre-tax earnings increased by $5 million, as an increase in the benefit in interest expense received from the other segments for the value of the excess deposits Consumer Banking generates was partially offset by the decrease in interest income.

Net Finance Revenue and Margin

Net finance revenue of $110 million increased from the prior quarter primarily due to an increase in the benefit in interest expense received from the other segments for the value of the excess deposits Consumer Banking generates. Net finance revenue increased slightly compared to the year-ago quarter, as higher negative income on the indemnification asset for the covered loans and lower interest income due to suspended purchase accounting accretion from the held for sale reverse mortgage portfolio were offset by an increase in the benefit in interest expense received from the other segments for the value of the excess deposits Consumer Banking generates.

Average Loans

Average loans, including loans held for sale, totaled $6.9 billion, an increase from $6.7 billion in the prior quarter, as new business volume in the Other Consumer Banking division was higher than the run-off of the LCM portfolio. Compared to the year-ago quarter, average loans remained flat as run-off in LCM offset growth in Other Consumer Banking. The LCM portfolio made up $4.1 billion of the balance as of Mar. 31, 2018, with a significant portion covered by loss sharing agreements with the FDIC. The benefit of these agreements is recorded within the indemnification asset.

Other Non-interest Income

Other non-interest income decreased by $2 million compared to the prior quarter primarily due to a decline in gains on asset sales. Other non-interest income increased $4 million compared to the year-ago quarter due to an increase in gains on asset sales from the reverse mortgage portfolio.

Operating Expenses

Operating expenses declined by $8 million compared to the prior quarter primarily driven by lower servicing-related costs. Compared to the year-ago quarter, operating expenses were unchanged.

Asset Quality

The provision for credit losses was comparable to the prior and year-ago quarters. Non-accrual loans were $26 million (0.42% of loans) at Mar. 31, 2018, compared to $20 million (0.34% of loans) at Dec. 31, 2017, and $16 million (0.24% of loans) at Mar. 31, 2017, essentially all of which are in the LCM portfolio. Certain LCM loans are subject to loss sharing agreements with the FDIC, under which CIT may be reimbursed for a portion of future losses.

Non-Strategic Portfolios (NSP):

Earnings Summary*				1Q18 change from
($ in millions)	1Q18	4Q17	1Q17	4Q17		1Q17

Interest income	$2	$5	$7	$(3)	-53%	$(5)	-66%
Interest expense	2	2	5	(0)	-23%	(3)	-66%
Net finance revenue	1	3	2	(2)	-76%	(1)	-65%
Other non-interest income	1	1	(3)	0	33%	4	NM
Operating expenses and loss on debt extinguishment and deposit redemption	2	(0)	2	3	NM	0	10%
Income (loss) before income taxes	$(0)	$4	$(3)	$(4)	NM	$3	90%

Select Average Balances
Average earning assets	$149	$188	$368	$(39)	-21%	$(219)	-60%

Key Metrics
Pre-tax ROAEA	-0.81%	8.72%	-3.16%	NM		NM

* Certain balances may not sum due to rounding.

Pre-tax loss in NSP was less than $1 million, compared to pre-tax income of $4 million in the prior quarter and a pre-tax loss of $3 million in the year-ago quarter. Interest income continues to decline as earning assets continue to run off. Operating expense in the prior quarter benefited from the reversal of a legal provision. In the year-ago quarter, other non-interest income included a noteworthy item of $8 million in currency translation adjustments related to the exit of international businesses.

Assets held for sale at Mar. 31, 2018 was $59 million, which was all related to our business in China. Assets held for sale totaled $63 million at Dec. 31, 2017 and $162 million at Mar. 31, 2017.

Corporate & Other:

Earnings Summary*				1Q18 change from
($ in millions)	1Q18	4Q17	1Q17	4Q17		1Q17

Interest income	$49	$44	$41	$5	11%	$8	18%
Interest expense	47	47	45	(1)	-1%	2	4%
Net finance revenue	2	(4)	(4)	6	NM	6	NM
Other non-interest income	14	50	2	(36)	-72%	12	NM
Operating expenses and loss on debt extinguishment and deposit redemption	0	35	35	(35)	-100%	(35)	-100%
Income (loss) before income taxes	$16	$12	$(37)	$4	33%	$53	NM

Select Average Balances
Average earning assets	$8,085	$7,981	$9,675	$104	1%	$(1,590)	-16%

Key Metrics
Pre-tax ROAEA	0.78%	0.60%	-1.53%	19bps		NM

* Certain balances may not sum due to rounding.

Certain items are not allocated to operating segments and are included in Corporate & Other, including interest expense related to corporate liquidity, mark-to-market on certain derivatives, restructuring charges, certain legal costs and other operating expenses. In addition, certain costs associated with debt redemptions are maintained at Corporate.

Pre-tax income in the prior quarter included a $29 million benefit in other non-interest income related to the cumulative effect of an accounting policy change for LIHTC investments and $32 million of expense in operating expenses related to a restructuring charge.  Pre-tax income in the year-ago quarter included $15 million in restructuring charges in operating expenses.  Interest income increased compared to the prior and year-ago quarters by $5 million and $8 million, respectively, primarily due to increases in investment securities balances. Other non-interest income in the current and prior quarters included $7 million and $6 million, respectively, related to BOLI.

Discontinued Operations:

Discontinued operations at the end of the first quarter consisted of our Business Air portfolio and Financial Freedom. We continue to target the sale of Financial Freedom to close in the second quarter of 2018. The transaction is subject to certain regulatory and investor approvals and other customary closing conditions.

The loss in the current quarter from Discontinued Operations was $7 million. The prior quarter loss was $5 million. The year-ago quarter income, excluding noteworthy items, was $54 million.  Noteworthy items in the year-ago quarter, which netted to income of $48 million, were related to the pending Commercial Air sale, including suspended depreciation, a loss on debt repayment and the sale of the TC-CIT joint venture.

Business Air loans and leases totaled $164 million at Mar. 31, 2018, down from $184 million at Dec. 31, 2017 and $341 million at Mar. 31, 2017.

Financial Freedom loans totaled $254 million at Mar. 31, 2018, compared to $273 million at Dec. 31, 2017 and $353 million at Mar. 31, 2017.

Conference Call and Webcast

The Company will host a conference call today, April 24, 2018, to discuss its first quarter 2018 results. All interested parties are welcome to participate. An investor presentation will accompany the conference call and be available prior to the start of the conference call at the Investor Relations page of CIT's website at cit.com/investor under Presentations & Events.

Conference call details:

Time:	8:00 am (Eastern Time)
Dial-in:	(888) 317-6003 for U.S. callers
(866) 284-3684 for Canadian callers
(412) 317-6061 for international callers
Conference ID 7156707

The conference call will also be webcast, which can be accessed from the Investor Relations page of CIT's website at cit.com/investor under Presentations & Events.

A replay of the conference call will be available beginning shortly after the end of the call through June 1, 2018, by dialing (877) 344-7529 for U.S. callers, (855) 669-9658 for Canadian callers or (412) 317-0088 for international callers and using conference ID 10119208, or at cit.com/investor under Presentations & Events.

About CIT

Founded in 1908, CIT (NYSE: CIT) is a financial holding company with approximately $50 billion in assets as of Mar. 31, 2018. Its principal bank subsidiary, CIT Bank, N.A., (Member FDIC, Equal Housing Lender) has approximately $30 billion of deposits and more than $40 billion of assets. CIT provides financing, leasing, and advisory services principally to middle-market companies and small businesses across a wide variety of industries. It also offers products and services to consumers through its Internet bank franchise and a network of retail branches in Southern California, operating as OneWest Bank, a division of CIT Bank, N.A. For more information visit cit.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of applicable federal securities laws that are based upon our current expectations and assumptions concerning future events, which are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated. The words “expect,” “anticipate,” “estimate,” “forecast,” “initiative,” “objective,” “plan,” “goal,” “project,” “outlook,” “priorities,” “target,” “intend,” “evaluate,” “pursue,” “commence,” “seek,” “may,” “would,” “could,” “should,” “believe,” “potential,” “continue,” or the negative of any of those words or similar expressions is intended to identify forward-looking statements. All statements contained in this press release, other than statements of historical fact, including without limitation, statements about our plans, strategies, prospects and expectations regarding future events and our financial performance, are forward-looking statements that involve certain risks and uncertainties. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, these statements are not guarantees of any events or financial results, and our actual results may differ materially. Important factors that could cause our actual results to be materially different from our expectations include, among others, the risk that (i) CIT is unsuccessful in implementing its strategy and business plan, (ii) CIT is unable to react to and address key business and regulatory issues, (iii) CIT is unable to achieve the projected revenue growth from its new business initiatives or the projected expense reductions from efficiency improvements, (iv) CIT becomes subject to liquidity constraints and higher funding costs, or (v) the parties to a transaction do not receive or satisfy regulatory or other approvals and conditions on a timely basis or approvals are subject to conditions that are not anticipated.  We describe these and other risks that could affect our results in Item 1A, “Risk Factors,” of our latest Annual Report on Form 10-K for the year ended December 31, 2017, which was filed with the Securities and Exchange Commission.  Accordingly, you should not place undue reliance on the forward-looking statements contained in this press release. These forward-looking statements speak only as of the date on which the statements were made. CIT undertakes no obligation to update publicly or otherwise revise any forward-looking statements, except where expressly required by law.

Non-GAAP Measurements

Net finance revenue, net operating lease revenue and average earning assets are non-GAAP measurements used by management to gauge portfolio performance. Operating expenses excluding restructuring costs and intangible amortization is a non-GAAP measurement used by management to compare period over period expenses. Net efficiency ratio measures operating expenses (net of restructuring costs and intangible amortization) to our level of total net revenues.  Total assets from continuing operations is a non-GAAP measurement used by management to analyze the total asset change on a more consistent basis. Tangible book value and tangible book value per common share are non-GAAP metrics used to analyze banks. Net income excluding noteworthy items, income from continuing operations excluding noteworthy items, and Return of

Tangible Common Equity excluding noteworthy items are non-GAAP measures used by management. The Company believes that adjusting for these items provides a measure of the underlying performance of the Company and of continuing operations.

###

CIT MEDIA RELATIONS:	CIT INVESTOR RELATIONS:
Gina Proia	Barbara Callahan
(212) 771-6008 Gina.Proia@cit.com	(973) 740-5058 Barbara.Callahan@cit.com

CIT GROUP INC. AND SUBSIDIARIES
Unaudited Consolidated Statements of Income
(dollars in millions, except per share data)

	Quarters Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Interest income
Interest and fees on loans	$400.9	$401.2	$412.1
Other interest and dividends	50.3	46.5	43.6
Total interest income	451.2	447.7	455.7
Interest expense
Interest on borrowings	83.4	76.6	69.1
Interest on deposits	97.1	92.1	94.0
Total interest expense	180.5	168.7	163.1
Net interest revenue	270.7	279.0	292.6
Provision for credit losses	68.8	30.4	49.7
Net interest revenue, after credit provision	201.9	248.6	242.9
Non-interest income
Rental income on operating lease equipment	253.6	252.6	251.3
Other non-interest income(1)	104.7	137.2	79.1
Total non-interest income	358.3	389.8	330.4
Non-interest expenses
Depreciation on operating lease equipment	76.4	74.3	73.5
Maintenance and other operating lease expenses	57.4	57.9	53.8
Operating expenses(2)	281.3	304.0	311.6
Goodwill impairment	-	255.6	-
Loss on debt extinguishment and deposit redemption	0.1	1.7	-
Total non-interest expenses	415.2	693.5	438.9
Income (loss) from continuing operations before benefit (provision) for income taxes	145.0	(55.1)	134.4
Provision for income taxes	41.3	27.7	56.2
Income (loss) from continuing operations	103.7	(82.8)	78.2

Discontinued operations
Income (loss) from discontinued operations, net of taxes	(6.7)	(5.2)	89.0
Gain on sale of discontinued operations, net of taxes	-	-	12.7
Income (loss) from discontinued operations, net of taxes	(6.7)	(5.2)	101.7

Net income (loss)	$97.0	$(88.0)	$179.9
Less: preferred stock dividends	-	9.8	-
Net income (loss) applicable to common shareholders	$97.0	$(97.8)	$179.9
Income (loss) from continuing operations applicable to common shareholders	$103.7	$(92.6)	$78.2

Basic income (loss) per common share
Income (loss) from continuing operations	$0.79	$(0.70)	$0.39
Income (loss) from discontinued operations, net of taxes	(0.05)	(0.04)	0.50
Basic income (loss) per common share	$0.74	$(0.74)	$0.89
Average number of common shares - basic (thousands)	130,483	131,343	202,449

Diluted income (loss) per common share
Income (loss) from continuing operations	$0.79	$(0.70)	$0.38
Income (loss) from discontinued operations, net of taxes	(0.05)	(0.04)	0.50
Diluted income (loss) per common share	$0.74	$(0.74)	$0.88
Average number of common shares - diluted (thousands)	131,588	131,343	203,348

(1) OTHER NON-INTEREST INCOME
Fee revenues	$27.2	$30.3	$28.9
Factoring commissions	25.6	26.7	26.1
Gains on leasing equipment, net of impairments	13.5	7.9	6.9
Gains on investment securities, net of impairments	5.4	12.4	4.1
BOLI income	6.5	5.8	-
Other revenues	26.5	54.1	13.1
Total other non-interest income	$104.7	$137.2	$79.1

(2) OPERATING EXPENSES
Compensation and benefits	$147.8	$138.6	$143.3
Professional fees	25.8	28.8	39.8
Technology	32.4	30.7	32.7
Insurance	19.9	15.7	25.6
Net occupancy expense	16.2	16.7	19.9
Advertising and marketing	13.0	12.8	5.4
Other expenses	20.2	22.7	23.9
Operating expenses, excluding restructuring costs and intangible asset amortization	275.3	266.0	290.6
Intangible asset amortization	6.0	6.1	6.2
Restructuring costs	-	31.9	14.8
Total operating expenses	$281.3	$304.0	$311.6

CIT GROUP INC. AND SUBSIDIARIES
Unaudited Consolidated Balance Sheets
(dollars in millions, except per share data)

	March 31,	December 31,	March 31,
	2018	2017	2017

Assets
Total cash and deposits	$4,096.3	$1,718.7	$6,156.9
Securities purchased under agreement to resell	250.0	150.0	-
Investment securities	5,910.5	6,469.9	4,476.3
Assets held for sale	2,298.8	2,263.1	562.6
Loans	29,453.6	29,113.9	29,691.4
Allowance for loan losses	(447.6)	(431.1)	(448.6)
Loans, net of allowance for loan losses	29,006.0	28,682.8	29,242.8
Operating lease equipment, net	6,774.9	6,738.9	7,516.2
Goodwill	369.9	369.9	686.1
Bank owned life insurance	795.1	788.6	-
Other assets*	1,577.9	1,595.5	1,735.3
Assets of discontinued operations	463.1	501.3	12,718.2
Total assets	$51,542.5	$49,278.7	$63,094.4

Liabilities
Deposits	$30,593.9	$29,569.3	$32,336.2
Credit balances of factoring clients	1,549.0	1,468.6	1,547.1
Other liabilities**	1,338.9	1,437.1	1,577.4
Borrowings
Senior unsecured	4,730.8	3,737.5	10,600.5
Structured financings	1,416.1	1,541.4	1,725.1
FHLB advances	3,894.5	3,695.5	2,410.7
Subordinated debt	395.9	-	-
Total borrowings	10,437.3	8,974.4	14,736.3
Liabilities of discontinued operations	496.6	509.3	2,731.9
Total liabilities	44,415.7	41,958.7	52,928.9
Equity
Stockholders' equity
Preferred stock	325.0	325.0	-
Common stock	2.1	2.1	2.1
Paid-in capital	8,811.8	8,798.1	8,782.6
Retained earnings	1,982.7	1,906.5	1,701.1
Accumulated other comprehensive loss	(149.9)	(86.5)	(123.7)
Treasury stock, at cost	(3,844.9)	(3,625.2)	(196.9)
Total common stockholders' equity	6,801.8	6,995.0	10,165.2
Noncontrolling interests	-	-	0.3
Total equity	7,126.8	7,320.0	10,165.5
Total liabilities and equity	$51,542.5	$49,278.7	$63,094.4

Book Value Per Common Share
Book value per common share	$52.97	$53.25	$50.14
Tangible book value per common share	$49.25	$49.58	$46.09
Outstanding common shares (in thousands)	128,418	131,353	202,736

*OTHER ASSETS
Tax credit investments and investments in unconsolidated subsidiaries	$228.3	$247.6	$213.4
Counterparty receivables	203.6	241.3	243.5
Current and deferred federal and state tax assets	204.2	205.2	101.1
Property, furniture and fixtures	178.4	173.9	188.2
Indemnification assets	120.5	142.4	313.1
Intangible assets	107.0	113.0	134.3
Other	535.9	472.1	541.7
Total other assets	$1,577.9	$1,595.5	$1,735.3

**OTHER LIABILITIES
Accrued expenses and accounts payable	$538.4	$584.8	$483.1
Current and deferred taxes payable	215.1	204.3	265.4
Fair value of derivative financial instruments	104.3	87.5	53.3
Accrued interest payable	66.5	86.6	130.0
Other	414.6	473.9	645.6
Total other liabilities	$1,338.9	$1,437.1	$1,577.4

CIT GROUP INC. AND SUBSIDIARIES
Average Balances and Rates
(dollars in millions)

	Quarters Ended
	March 31, 2018		December 31, 2017		March 31, 2017
	Average		Average		Average
	Balance	Rate	Balance	Rate	Balance	Rate
Assets
Interest-bearing deposits	$2,100.8	1.33%	$2,270.2	1.57%	$5,652.4	0.88%
Investment securities and securities purchased under agreement to resell	6,345.6	2.73%	6,067.9	2.48%	4,452.4	2.79%
Loans and loans held for sale (net of credit balances of factoring clients)	28,753.5	5.77%	28,225.3	5.91%	28,705.3	5.85%
Total interest earning assets	37,199.9	5.00%	36,563.4	5.07%	38,810.1	4.78%
Operating lease equipment, net (including held for sale)	7,934.6	6.04%	7,841.0	6.14%	7,500.9	6.61%
Indemnification assets	130.6	-43.49%	157.7	-40.33%	327.9	-9.52%
Average earning assets ("AEA")	45,265.1	5.05%	44,562.1	5.10%	46,638.9	4.97%
Non-interest earning assets
Cash and due from banks	246.8		403.4		783.6
Allowance for loan losses	(434.6)		(424.7)		(436.0)
All other non-interest-bearing assets	2,683.0		2,793.5		2,321.3
Assets of discontinued operations	480.3		532.6		12,969.7
Total Average Assets	$48,240.6		$47,866.9		$62,277.5
Liabilities
Borrowings
Deposits	$28,595.2	1.36%	$28,133.7	1.31%	$30,953.0	1.21%
Borrowings	9,045.4	3.69%	8,630.9	3.55%	14,815.0	1.87%
Total interest-bearing liabilities	37,640.6	1.92%	36,764.6	1.84%	45,768.0	1.43%
Non-interest bearing deposits	1,456.1		1,501.3		1,387.3
Other non-interest-bearing liabilities	1,406.0		1,618.3		1,778.8
Liabilities of discontinued operations	496.9		541.9		3,223.6
Noncontrolling interests	-		-		0.3
Stockholders' equity	7,241.0		7,440.8		10,119.5
Total Average Liabilities and Shareholders' Equity	$48,240.6		$47,866.9		$62,277.5

CIT GROUP INC. AND SUBSIDIARIES
Average Loans and Leases
(dollars in millions)

	Quarters Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Commercial Banking
Commercial Finance
Loans	$9,928.9	$9,561.8	$9,836.2
Assets held for sale	104.3	92.8	297.2
Total loans and leases	10,033.2	9,654.6	10,133.4

Rail
Loans	82.1	81.5	104.8
Operating lease equipment, net	6,261.5	6,254.3	7,122.7
Assets held for sale	1,226.1	1,147.9	0.3
Total loans and leases	7,569.7	7,483.7	7,227.8

Real Estate Finance
Loans	5,575.5	5,609.2	5,565.4
Assets held for sale	40.7	5.8	-
Total loans and leases	5,616.2	5,615.0	5,565.4

Business Capital
Loans (net of credit balances of factoring clients)	6,043.8	6,047.2	5,740.9
Operating lease equipment, net	484.4	460.7	377.9
Assets held for sale	0.9	-	5.5
Total loans and leases	6,529.1	6,507.9	6,124.3

Total Segment
Loans (net of credit balances of factoring clients)	21,630.3	21,299.7	21,247.3
Operating lease equipment, net	6,745.9	6,715.0	7,500.6
Assets held for sale	1,372.0	1,246.5	303.0
Total loans and leases	29,748.2	29,261.2	29,050.9

Consumer Banking
Legacy Consumer Mortgages
Loans	3,268.6	3,414.5	4,760.6
Assets held for sale	863.2	860.7	37.4
Total loans	4,131.8	4,275.2	4,798.0

Other Consumer Banking
Loans	2,742.9	2,447.6	2,128.1
Assets held for sale	4.1	5.1	37.8
Total loans	2,747.0	2,452.7	2,165.9

Total Segment
Loans	6,011.5	5,862.1	6,888.7
Assets held for sale	867.3	865.8	75.2
Total loans	6,878.8	6,727.9	6,963.9

Non-Strategic Portfolios
Assets held for sale	61.1	77.2	191.5
Total loans and leases	61.1	77.2	191.5

Total loans (net of credit balances of factoring clients)	27,641.8	27,161.8	28,136.0
Total operating lease equipment, net	6,745.9	6,715.0	7,500.6
Total assets held for sale	2,300.4	2,189.5	569.7
Total loans and leases	$36,688.1	$36,066.3	$36,206.3

CIT GROUP INC. AND SUBSIDIARIES
Credit Metrics
(dollars in millions)

	Quarters Ended
	March 31, 2018		December 31, 2017		March 31, 2017
Gross Charge-offs to Average Loans
Commercial Banking	$54.6	0.94%	$22.8	0.40%	$32.4	0.57%
Consumer Banking	0.5	0.03%	0.5	0.03%	0.6	0.03%
Total CIT	$55.1	0.75%	$23.3	0.32%	$33.0	0.45%

	Quarters Ended
	March 31, 2018		December 31, 2017		March 31, 2017
Net Charge-offs to Average Loans
Commercial Banking	$49.8	0.86%	$18.0	0.32%	$27.4	0.48%
Consumer Banking	0.1	0.01%	0.3	0.02%	0.1	0.01%
Total CIT	$49.9	0.68%	$18.3	0.26%	$27.5	0.37%

Non-accruing Loans to Loans(1)	March 31, 2018		December 31, 2017		March 31, 2017
Commercial Banking	$198.8	0.85%	$190.8	0.82%	$233.9	1.02%
Consumer Banking	25.5	0.42%	20.3	0.34%	16.2	0.24%
Non-Strategic Portfolios	12.2	-	9.8	-	8.7	-
Total CIT	$236.5	0.80%	$220.9	0.76%	$258.8	0.87%

	Quarters Ended
	March 31,	December 31,	March 31,
	2018	2017	2017
Provision for Credit Losses
Specific allowance - impaired loans	$(0.7)	$(9.6)	$9.6
Non-specific allowance	69.5	40.0	40.1
Totals	$68.8	$30.4	$49.7

	March 31,	December 31,	March 31,
	2018	2017	2017
Allowance for Loan Losses
Specific allowance - impaired loans	$25.3	$26.0	$39.5
Non-specific allowance	422.3	405.1	409.1
Totals	$447.6	$431.1	$448.6

Allowance for loan losses as a percentage of total loans	1.52%	1.48%	1.51%
Allowance for loan losses as a percent of loans/Commercial	1.79%	1.74%	1.85%

1) Non-accrual loans include loans held for sale. NSP non-accrual loans reflected loans held for sale; since portfolio loans were insignificant, no % is displayed.

CIT GROUP INC. AND SUBSIDIARIES
Consolidating Income Statement
(dollars in millions)

	Quarters Ended
	March 31, 2018					December 31, 2017

	Commercial	Consumer	Non-Strategic	Corporate and
	Banking	Banking	Portfolios	Other	Total	Total
Interest income
Interest and fees on loans	$313.4	$85.2	$2.1	$0.2	$400.9	$401.2
Other interest and dividends	1.5	-	0.3	48.5	50.3	46.5
Total interest income	314.9	85.2	2.4	48.7	451.2	447.7
Interest expense
Interest on borrowings	151.9	(94.5)	1.7	24.3	83.4	76.6
Interest on deposits	4.4	70.2	-	22.5	97.1	92.1
Total interest expense	156.3	(24.3)	1.7	46.8	180.5	168.7
Net interest revenue	158.6	109.5	0.7	1.9	270.7	279.0
Provision for credit losses	67.2	1.6	-	-	68.8	30.4
Net interest revenue, after credit provision	91.4	107.9	0.7	1.9	201.9	248.6
Non-interest income
Rental income on operating lease equipment	253.6	-	-	-	253.6	252.6
Other non-interest income	78.0	11.5	1.2	14.0	104.7	137.2
Total non-interest income	331.6	11.5	1.2	14.0	358.3	389.8
Non-interest expenses
Depreciation on operating lease equipment	76.4	-	-	-	76.4	74.3
Maintenance and other operating lease expenses	57.4	-	-	-	57.4	57.9
Operating expenses	183.1	96.0	2.2	-	281.3	304.0
Goodwill impairment	-	-	-	-	-	255.6
Loss on debt extinguishment and deposit redemption	-	-	-	0.1	0.1	1.7
Total non-interest expenses	316.9	96.0	2.2	0.1	415.2	693.5
Income (loss) from continuing operations before income taxes	$106.1	$23.4	$(0.3)	$15.8	$145.0	$(55.1)

CIT GROUP INC. AND SUBSIDIARIES
Segment Margin
(dollars in millions)

	Quarters Ended
	March 31,	December 31,	March 31,
	2018	2017	2017

Commercial Banking
Average Earning Assets (AEA)
Commercial Finance	$10,132.5	$9,748.6	$10,216.9
Rail	7,695.1	7,583.2	7,320.0
Real Estate Finance	5,616.2	5,615.0	5,565.4
Business Capital	6,577.9	6,560.5	6,202.4
Total	$30,021.7	$29,507.3	$29,304.7

Net Finance Revenue
Commercial Finance	$86.1	$96.1	$97.8
Rail	70.0	78.5	81.8
Real Estate Finance	46.7	48.2	48.2
Business Capital	75.6	73.3	83.9
Total	$278.4	$296.1	$311.7

Gross Yield
Commercial Finance	5.30%	5.61%	5.16%
Rail	11.02%	11.25%	11.98%
Real Estate Finance	5.36%	5.18%	4.90%
Business Capital	8.94%	8.79%	9.01%
Total	7.57%	7.69%	7.63%

Net Finance Margin
Commercial Finance	3.40%	3.94%	3.83%
Rail	3.64%	4.14%	4.47%
Real Estate Finance	3.33%	3.43%	3.46%
Business Capital	4.60%	4.47%	5.41%
Total	3.71%	4.01%	4.25%

Consumer Banking
Average Earning Assets (AEA)
Other Consumer Banking	$2,747.0	$2,452.7	$2,165.9
Legacy Consumer Mortgages	4,262.4	4,432.9	5,125.9
Total	$7,009.4	$6,885.6	$7,291.8

Net Finance Revenue
Other Consumer Banking	$70.6	$62.4	$46.6
Legacy Consumer Mortgages	38.9	41.6	59.9
Total	$109.5	$104.0	$106.5

Gross Yield
Other Consumer Banking	3.53%	3.52%	3.46%
Legacy Consumer Mortgages	5.73%	5.66%	6.34%
Total	4.86%	4.90%	5.49%

Net Finance Margin
Other Consumer Banking	10.28%	10.18%	8.61%
Legacy Consumer Mortgages	3.65%	3.75%	4.67%
Total	6.25%	6.04%	5.84%

Non-Strategic Portfolios
AEA	$148.6	$188.0	$367.5
Net Finance Revenue	0.7	2.9	2.0
Gross Yield	6.46%	10.85%	7.62%
Net Finance Margin	1.88%	6.17%	2.18%

Gross Yield includes interest income and rental income as a % of AEA.
Net Finance Margin (NFM) reflects Net Finance Revenue divided by AEA.

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures
(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	At or for the Quarters Ended
	March 31,	December 31,	March 31,
Total Net Revenues(1)	2018	2017	2017
Interest income	$451.2	$447.7	$455.7
Rental income on operating lease equipment	253.6	252.6	251.3
Finance revenue (Non-GAAP)	704.8	700.3	707.0
Interest expense	180.5	168.7	163.1
Depreciation on operating lease equipment	76.4	74.3	73.5
Maintenance and other operating lease expenses	57.4	57.9	53.8
Net finance revenue (NFR) (Non-GAAP)(6)	390.5	399.4	416.6
Other non-interest income	104.7	137.2	79.1
Total net revenues (Non-GAAP)	$495.2	$536.6	$495.7

NFR (Non-GAAP)	$390.5	$399.4	$416.6
Suspended depreciation on assets HFS	(9.3)	(8.8)	-
Adjusted NFR (Non-GAAP)	$381.2	$390.6	$416.6
NFR as a % of AEA	3.45%	3.59%	3.57%
NFR as a % of AEA, adjusted for noteworthy items	3.37%	3.51%	3.57%

Net Operating Lease Revenues(2)
Rental income on operating leases	$253.6	$252.6	$251.3
Depreciation on operating lease equipment	76.4	74.3	73.5
Maintenance and other operating lease expenses	57.4	57.9	53.8
Net operating lease revenue (Non-GAAP)	$119.8	$120.4	$124.0

Period End Earning Assets(3)
Loans	$29,453.6	$29,113.9	$29,691.4
Operating lease equipment, net	6,774.9	6,738.9	7,516.2
Assets held for sale	2,298.8	2,263.1	562.6
Credit balances of factoring clients	(1,549.0)	(1,468.6)	(1,547.1)
Interest-bearing cash	3,895.4	1,440.1	5,415.2
Investment securities and securities purchased under agreement to resell	6,160.5	6,619.9	4,476.3
Indemnification assets	120.5	142.4	313.1
Total earning assets (Non-GAAP)	$47,154.7	$44,849.7	$46,427.7
Average Earning Assets (for the respective periods) (Non-GAAP)	$45,265.1	$44,562.1	$46,638.9
AEA, excluding noteworthy items (Non-GAAP)	$45,265.1	$44,562.1	$46,638.9

Operating Expenses
Operating expenses	$281.3	$304.0	$311.6
Intangible asset amortization	6.0	6.1	6.2
Restructuring costs	-	31.9	14.8
Operating expenses excluding restructuring costs, intangible assets amortization, and other noteworthy items(4) (Non-GAAP)	$275.3	$266.0	$290.6

Operating expenses (excluding restructuring costs and intangible assets amortization) as a % of AEA (excluding noteworthy items)	2.43%	2.39%	2.49%

Total Net Revenue (Non-GAAP)	$495.2	$536.6	$495.7
Suspended depreciation on assets HFS	(9.3)	(8.8)	-
LIHTC Methodology change	-	(29.4)	-
CTA charge	-	-	8.1
Total Net Revenue, excluding noteworthy items (Non-GAAP)	$485.9	$498.4	$503.8
Net Efficiency Ratio(5)	55.6%	49.6%	58.6%
Net Efficiency Ratio excluding noteworthy items(5)	56.7%	53.4%	57.7%

Other non-interest income (GAAP)	$104.7	$137.2	$79.1
CTA charge	-	-	8.1
LIHTC Methodology change	-	(29.4)	-
Total other non-interest income, excluding noteworthy items (Non-GAAP)	$104.7	$107.8	$87.2

(1)  Total net revenues are the combination of net finance revenue and other income and is an aggregation of all sources of revenue for the Company. Total net revenues are used by management to monitor business performance.

(2)  Total net operating lease revenues are the combination of rental income on operating leases less depreciation on operating lease equipment and maintenance and other operating lease expenses. Total net operating lease revenues are used by management to monitor portfolio performance.

(3)  Earning assets are utilized in certain revenue and earnings ratios. Earning assets are net of credit balances of factoring clients. This net amount represents the amounts we fund. Because the Average Earning Asset is based on the month end amounts, we adjusted the balance to better reflect the impact of the Commercial Air transaction. The amount reflects the estimated impact on AEA of the timing difference between the receipt of proceeds from the transaction and the completion of the related debt and capital actions.

(4) Operating expenses exclusive of restructuring costs and intangible amortization is a non-GAAP measure used by management to compare period over period expenses. We further adjust the calculation due to noteworthy items.

(5) Net efficiency ratio is a non-GAAP measurement used by management to measure operating expenses (before restructuring costs and intangible amortization) to the level of total net revenues. In order to assist in comparability to other quarters, we further adjusted the calculation due to significant items.

(6) Net finance revenue is a is a non-GAAP measurement defined as “net interest revenue” (which reflects interest and fees on loans, interest on interest-bearing cash, and interest/dividends on investments less interest expense on deposits and borrowings) plus net operating lease revenue (rental income on operating lease equipment less depreciation on operating lease equipment and maintenance and other operating lease expenses). When divided by AEA, the product is defined as Net Finance Margin (NFM). NFM is a non-GAAP measurement.

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures (continued)
(dollars in millions)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

	At or for the Quarters Ended
	March 31,	December 31,	March 31,
Tangible Book Value(7)	2018	2017	2017
Total common shareholders' equity	$6,801.8	$6,995.0	$10,165.2
Less: Goodwill	(369.9)	(369.9)	(686.1)
Intangible assets	(107.0)	(113.0)	(134.3)
Tangible book value (Non-GAAP)	6,324.9	6,512.1	9,344.8
Less: Disallowed deferred tax asset	(98.9)	(104.8)	(140.6)
Tangible common equity (Non-GAAP)	$6,226.0	$6,407.3	$9,204.2
Average tangible common equity (Non-GAAP)	$6,332.1	$6,327.5	$9,118.8
Estimated capital adjustment related to Commercial Air sale	-	-	(2,975.0)
Average tangible common equity, excluding noteworthy items(8) (Non-GAAP)	$6,332.1	$6,327.5	$6,143.8

Net income (loss) applicable to common shareholders	$97.0	$(97.8)	$179.9
Goodwill impairment	-	222.1	-
Intangible asset amortization, after tax	4.4	3.7	4.1
Non-GAAP income (loss) - for ROTCE calculation	$101.4	$128.0	$184.0
Return on average tangible common equity(8)	6.41%	8.09%	8.07%

Non-GAAP income applicable to common shareholders (from the following non-GAAP noteworthy tables)	$90.2	$125.1	$163.1
Intangible asset amortization, after tax	4.4	3.7	4.1
Non-GAAP income - for ROTCE calculation	$94.6	$128.8	$167.2
Return on average tangible common equity, excluding noteworthy items(8)	5.98%	8.14%	10.89%

Income (loss) from continuing operations applicable to common shareholders	$103.7	$(92.6)	$78.2
Goodwill impairment	-	222.1	-
Intangible asset amortization, after tax	4.4	3.7	4.1
Non-GAAP income from continuing operations - for ROTCE calculation	$108.1	$133.2	$82.3
Non-GAAP income from continuing operations (from the following non-GAAP noteworthy tables)	$96.9	$130.3	$109.4
Intangible asset amortization, after tax	4.4	3.7	4.1
Non-GAAP income from continuing operations - for ROTCE calculation, excluding noteworthy items	$101.3	$134.0	$113.5
Average tangible common equity(8)	$6,332.1	$6,327.5	$9,118.8
Pro forma estimated capital adjustment related to Commercial Air sale	-	-	(2,975.0)
Average tangible common equity(8) pro forma for estimated capital adjustment	$6,332.1	$6,327.5	$6,143.8
ROTCE, proforma for estimated capital adjustment	6.83%	8.42%	5.36%
ROTCE, excluding noteworthy items(8) and proforma for estimated capital adjustment	6.40%	8.47%	7.40%

Effective Tax Rate Reconciliation(9)
(Provision) for income taxes - GAAP	$(41.3)	$(27.7)	$(56.2)
Income tax on noteworthy items	2.5	(26.4)	8.3
(Provision) for income taxes, before noteworthy items - Non-GAAP	(38.8)	(54.1)	(47.9)
Income tax - remaining discrete items	1.7	(22.4)	(2.3)
(Provision) for income taxes, before noteworthy and discrete tax items - Non-GAAP	$(37.1)	$(76.5)	$(50.2)
Income (loss) from continuing operations before provision for income taxes - GAAP	$145.0	$(55.1)	$134.4
Noteworthy items before tax	(9.3)	249.3	22.9
Adjusted income from continuing operations before provision for income taxes - Non-GAAP	$135.7	$194.2	$157.3
Effective tax rate - GAAP	28.5%	-50.3%	41.8%
Effective tax rate, before noteworthy items - Non-GAAP	28.6%	27.9%	30.5%
Effective tax rate, before noteworthy and tax discrete items - Non-GAAP	27.3%	39.4%	31.9%

(7) Tangible book value is a non-GAAP measure, which represents an adjusted common shareholders’ equity balance that has been reduced by goodwill and intangible assets. Tangible book value is used to compute a per common share amount, which is used to evaluate our use of equity.

(8) Return on average tangible common equity is adjusted to remove the impact of intangible amortization, goodwill impairment and the impact from valuation allowance reversals from income from continuing operations, while the average tangible common equity is reduced for disallowed deferred tax assets.  In order to assist in comparability to other quarters, we further adjusted the calculation due to significant items. Return on average tangible common equity is another metric used to evaluate our use of equity and evaluate the performance of our business. These are non-GAAP measures.

(9) The provision for income taxes before discrete items, adjusted income from continuing operations and the respective effective tax rates are non-GAAP measures, which management uses for analytical purposes to understand the Company’s underlying tax rate.

CIT GROUP INC. AND SUBSIDIARIES
Non-GAAP Disclosures (continued)
(dollars in millions, except per share data)

Non-GAAP financial measures disclosed by management are meant to provide additional information and insight relative to business trends to investors and, in certain cases, to present financial information as measured by rating agencies and other users of financial information.  These measures are not in accordance with, or a substitute for, GAAP and may be different from, or inconsistent with, non-GAAP financial measures used by other companies.

Net income excluding noteworthy items and income from continuing operations excluding noteworthy items are non-GAAP measures used by management. The Company believes that adjusting for these items provides a measure of the underlying performance of the Company and of continuing operations.

			Pre-Tax	Income	After-tax	Per
	Description	Line Item	Balance	Tax(2)	Balance	Share

Quarter Ended March 31, 2018
Net income applicable to common shareholders					$97.0	$0.74
Continuing Operations	NACCO Suspended Depreciation	Depreciation on operating lease equipment	(9.3)	2.5	(6.8)	(0.05)

Non-GAAP income applicable to common shareholders, excluding noteworthy items(1)					$90.2	$0.69

Income from continuing operations applicable to common shareholders					$103.7	$0.79
	NACCO Suspended Depreciation	Depreciation on operating lease equipment	(9.3)	2.5	(6.8)	(0.05)

Non-GAAP income from continuing operations applicable to common shareholders, excluding noteworthy items(1)					$96.9	$0.74

Quarter Ended December 31, 2017
Net income applicable to common shareholders					$(97.8)	$(0.74)
Continuing Operations	LIHTC Methodology change	Other non-interest income	$(29.4)	$-	(29.4)	(0.22)
	LIHTC Methodology change	Benefit / provision for income taxes	-	38.2	38.2	0.29
	NACCO Suspended Depreciation	Depreciation on operating lease equipment	(8.8)	2.7	(6.1)	(0.05)
	NACCO DTA/DTL rate change	Benefit / provision for income taxes	-	(11.0)	(11.0)	(0.08)
	NACCO Investment	Benefit / provision for income taxes	-	12.0	12.0	0.09
	Goodwill impairment	Goodwill impairment	255.6	(33.5)	222.1	1.69
	Strategic tax item - restructuring of an international legal entity	Benefit / provision for income taxes	-	(11.3)	(11.3)	(0.09)
	Tax Reform	Benefit / provision for income taxes	-	(11.6)	(11.6)	(0.09)
	Restructuring expenses	Operating expenses	31.9	(11.9)	20.0	0.15
Non-GAAP income applicable to common shareholders, excluding noteworthy items(1)					$125.1	$0.95

Income from continuing operations applicable to common shareholders					$(92.6)	$(0.70)
Continuing Operations	LIHTC Methodology change	Other non-interest income	$(29.4)	$-	(29.4)	(0.22)
	LIHTC Methodology change	Benefit / provision for income taxes	-	38.2	38.2	0.29
	NACCO Suspended Depreciation	Depreciation on operating lease equipment	(8.8)	2.7	(6.1)	(0.05)
	NACCO DTA/DTL rate change	Benefit / provision for income taxes	-	(11.0)	(11.0)	(0.08)
	NACCO Investment	Benefit / provision for income taxes	-	12.0	12.0	0.09
	Goodwill impairment	Goodwill impairment	255.6	(33.5)	222.1	1.69
	Strategic tax item - restructuring of an international legal entity	Benefit / provision for income taxes	-	(11.3)	(11.3)	(0.09)
	Tax Reform	Benefit / provision for income taxes	-	(11.6)	(11.6)	(0.09)
	Restructuring expenses	Operating expenses	31.9	(11.9)	20.0	0.15
Non-GAAP income from continuing operations applicable to common shareholders, excluding noteworthy items(1)					$130.3	$0.99

Quarter Ended March 31, 2017
Net income applicable to common shareholders					$179.9	$0.88
Continuing Operations	CTA Charge	Other non-interest income	$8.1	$(1.3)	6.8	0.03
	Restructuring expenses	Operating expenses	14.8	(4.4)	10.4	0.05
	Entity Restructuring	Benefit / provision for income taxes	-	14.0	14.0	0.07
Discontinued Operations	Suspended depreciation		(113.0)	44.0	(69.0)	(0.34)
	Secured Debt Paydown		39.0	(5.0)	34.0	0.17
	Gain on Sale - TC CIT joint venture		(14.0)	1.0	(13.0)	(0.06)
Non-GAAP income applicable to common shareholders, excluding noteworthy items(1)					$163.1	$0.80
Income from continuing operations applicable to common shareholders					$78.2	$0.38
Continuing Operations	CTA Charge	Other non-interest income	$8.1	$(1.3)	6.8	0.03
	Restructuring expenses	Operating expenses	14.8	(4.4)	10.4	0.05
	Entity Restructuring	Benefit / provision for income taxes	-	14.0	14.0	0.07
Non-GAAP income from continuing operations applicable to common shareholders, excluding noteworthy items(1)					$109.4	$0.54
(1) Items may not sum due to rounding.
(2) Income tax rates vary depending on the specific item and the entity location in which it is recorded.